Exhibit 99

Florida Power & Light Company
Corporate Communications Dept.
Media Line: (305) 552-3888
April 24, 2006

FOR IMMEDIATE RELEASE

FPL announces sale of $300 million of first mortgage bonds

JUNO BEACH, Fla. - Florida Power & Light Company today completed the sale of $300 million principal amount of 30-year first mortgage bonds with registration rights in a private placement transaction. The first mortgage bonds bear interest at 6.20 percent per year and mature on June 1, 2036.

Net proceeds from the sale will be added to Florida Power & Light Company's general funds and are expected to be used to repay a portion of Florida Power & Light Company's short-term borrowings and for other corporate purposes.

This release does not constitute an offer to sell or the solicitation of an offer to buy securities. The offering was made only to qualified institutional buyers. The first mortgage bonds have not been registered under the United States federal or state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Florida Power & Light Company is the principal subsidiary of FPL Group, Inc. (NYSE: FPL).